Exhibit 99.1

news release

FOR IMMEDIATE RELEASE

Media Contacts

Jim Trainor
Vice President
Corporate Communications
630.468.4828 (work)
630.334.7865 (cell)

SIRVA Announces Agreement to sell its TransGuard Insurance Group to IAT Re

Cut-through endorsement to provide “A-” rated paper through closing

CHICAGO, September 21, 2005 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, has announced a definitive agreement to sell the stock of Transguard Insurance Company of America, Inc., National Association of Independent Truckers, L.L.C. (NAIT), Vanguard Insurance Agency, Inc., and other related companies of its insurance services group to IAT Reinsurance Company Ltd. in a cash deal currently estimated at approximately $100 million.  An affiliate of IAT will provide a cut-through endorsement to provide TransGuard’s customers with “A-” rated paper through closing of the transaction.

This transaction finalizes SIRVA’s strategic review of its Insurance business and marks its exit from U.S. Insurance operations.

The transaction, which is expected to close by the end of the year, is subject to customary closing conditions and the receipt of various regulatory approvals, including state insurance commission approval and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

According to an IAT Re executive, “The TransGuard Companies have a long history of providing excellent products and services to the moving

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and storage transportation industry and independent owner operator market.  The acquisition of this highly specialized company complements our other transportation related businesses.  We look forward to contributing to the continued success of TransGuard in the marketplace and welcoming its very talented employees to the IAT Re family.”

Harco National Insurance Company, a subsidiary of IAT Re, will provide a cut-through endorsement, which will replace the Hannover 100 percent quota share announced in June and will provide “A-” rated coverage to current customers and the TransGuard broker network.

The ultimate sale price will be based on book value at closing plus a premium of up to approximately $20 million paid over six years.  Upfront cash proceeds net of transaction expenses and ongoing collateral requirements are expected to be $65 – $70 million.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world.  The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance.  SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers.  The company operates in more than 40 countries with approximately 6,000 employees and an extensive network of agents and other service providers.  SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region.  More information about SIRVA can be found on the company’s Web site at www.sirva.com.

About IAT Reinsurance Company Ltd.

IAT Re, a privately held Bermuda domiciled reinsurer, with corporate offices in Raleigh, NC was founded in 1986, and at June 30, 2005 had capital and surplus of approximately $900 million.  IAT Re  writes property and casualty reinsurance and is a direct writer of property and casualty insurance in the U.S. through its wholly-owned subsidiaries Harco National Insurance Company, Occidental Fire & Casualty Company of North Carolina, Wilshire Insurance Company, Acceptance Indemnity Insurance Company and Acceptance Casualty Insurance Company.  IAT Re and all of its insurance subsidiaries are rated A- (Excellent) by A.M. Best Company.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries.  There can be no assurance that future developments affecting us will be those anticipated by management.  These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Business-Investment Considerations” and other risks described in our 2003 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and other reports we file with the Securities and Exchange Commission from time to time.  We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

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